Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Reports

Fourth Quarter and Fiscal Year 2024 Financial Results

CENTRAL ISLIP, N.Y., (Business Wire) – March 19, 2025 - CVD Equipment Corporation (NASDAQ: CVV), today announced its financial results for the fourth quarter and fiscal year ended December 31, 2024.

Manny Lakios, President and CEO of CVD Equipment Corporation, commented, “CVD’s fourth quarter 2024 revenue was $7.4 million, representing an 80.3% increase from the prior year quarter. Our backlog at December 31, 2024 was $19.4 million, meaningfully higher than our 2023 year-end backlog of $18.4 million. ”

“During 2024 we continue to see an ongoing recovery of our aerospace and defense market. As previously announced, in early November we received a $3.5 million follow on order for our CVI 3500™ system from an existing aerospace customer.”

“The silicon carbide market has remained challenging due to overcapacity and the global decline in wafer prices,” continued Mr. Lakios. “The customer for our first PVT200™ system, which shipped in the second half of 2024, is continuing to evaluate the performance of our system for possible additional orders. We continue to support our installed base of PVT150™ systems and pursue additional PVT150™ and PVT200™ orders.”

Mr. Lakios added, “While the fourth quarter represents the second consecutive quarter of positive net income, we expect our order and revenue levels to continue to fluctuate given the nature of the emerging growth markets we serve. In addition, the current geopolitical environment, including the possible imposition of tariffs that may affect our supply chain and costs of components and materials, presents us with new challenges in fiscal 2025 and beyond. We are staying the course on our strategic efforts to build critical customer relationships, while carefully managing our expenses in order to achieve our goal of long-term profitability and positive cash flow, while simultaneously focusing on growth and return on investment.”

Fourth Quarter 2024 Financial Performance

●	Revenue of $7.4 million, up $4.1 million or 80.3% year over year due to higher system revenue by our CVD Equipment segment and an increase in gas delivery system revenue by our SDC segment.
●	During the quarter, we recognized an additional $0.3 million non-cash charge to reduce our PVT150™ inventory to net realizable value based on changes in the market for equipment for 150 mm SiC wafers.
●	Our gross profit margin percentage improved due to changes in contract mix but was offset by the inventory charge. The prior year quarter was impacted by significant cost overruns on one contract.
●	Operating income of $35,000 as compared to an operating loss of $2.5 million in the prior year fourth quarter.
●	Net income of $132,000 or $0.02 basic and diluted share, compared to a net loss of $2.3 million or $0.33 per basic and diluted share during the prior year fourth quarter.
●	Cash and cash equivalents of $12.6 million as of December 31, 2024 as compared to $14.0 million as of December 31, 2023.

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Full Year 2024 Financial Performance

●	Revenue of $26.9 million, up $2.8 million or 11.5% year over year primarily due to increases in revenues from aerospace contracts in progress and our SDC segment. Revenue for 2024 includes $0.8 million of final sales by our MesoScribe segment which closed its operations in 2024 as previously disclosed.
●	Our gross profit margin percentage was 23.6% in 2024 as compared to 21.0% in the prior year due to higher revenues as well as improved margins on CVD contracts in process.
●	During the fiscal year, we recognized a $1.3 million non-cash charge to reduce our PVT150™ inventory to net realizable value.
●	Our gross profit margin percentage improved due to changes in contract mix but was offset by the inventory charge.
●	The Company recognized total gains on the sales of equipment of $0.7 million, principally by our MesoScribe subsidiary.
●	Operating loss of $2.4 million.
●	Net loss of $1.9 million or $0.28 basic and diluted share, compared to a net loss of $4.2 million or $0.62 per basic and diluted share in the prior year.

Fourth Quarter 2024 Operational Performance

●	Orders for the fourth quarter were $7.1 million driven by continued demand from the aerospace sector in our CVD Equipment segment and for gas delivery equipment in our SDC segment.
●	One of the orders received in the fourth quarter was for a $3.5 million system order in the aerospace sector that will be delivered over the next 12 months.

Full Year 2024 Operational Performance

●	Booking of new orders from customers was $28.1 million for the fiscal year, representing an increase of approximately 8.9% compared to 2023 bookings of $25.8 million. The increase in bookings of $2.3 million was related to an increase in aerospace and industrial orders.
●	Backlog as of December 31, 2024 of $19.4 million, an increase from $1.0 million from the prior year end.
●	Continued investments in both research and development and sales and marketing, focused on our three key strategic markets – aerospace & defense, microelectronics / power electronics and EV battery materials / energy storage.

Management Conference Call and Webcast

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or international (201) 389-0925. A telephone replay will be available for 7 days. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13752303.

A live and archived webcast of the call will also be available on the company’s website at www.cvdequipment.com/events. The archived webcast will be available at the same location approximately two hours following the end of the live event.

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About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include aerospace & defense (ceramic matrix composites), high power electronics (silicon carbide), and EV battery materials / energy storage (carbon nanotubes, graphene, and silicon nanowires). Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our PVT systems; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for the high power electronics market; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance is not a guarantee of future results.

For further information about this topic please contact:
Richard Catalano, Executive Vice President & CFO
Phone: (631) 981-7081
Email: investorrelations@cvdequipment.com

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CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data - Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$7,414	$4,111	$26,876	$24,109
Cost of revenue	5,387	4,459	20,545	19,038
Gross profit	2,027	(348)	6,331	5,071
Operating expenses
Research and development	572	731	2,627	2,596
Selling	388	351	1,656	1,632
General and administrative and other	1,124	1,041	5,181	*5,724
Gains on sales of equipment	(92)	-	(717)	-
Total operating expenses, net	1,992	2,123	8,747	9,952
Operating income (loss)	35	(2,471)	(2,416)	(4,881)
Net income (loss)	$132	$(2,274)	$(1,898)	$(4,180)
Basic and diluted income (loss) per share	$0.02	$(0.33)	$(0.28)	$(0.62)

* Includes loss on sale of Tantaline subsidiary of $0.2 million and an impairment charge related to MesoScribe fixed assets of $0.1 million.

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands - Unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$12,598	$14,025
Accounts receivable, net	2,149	1,906
Contract assets	2,226	1,604
Inventories	2,115	4,454
Other current assets	898	852
Total current assets	19,986	22,841
Property, plant and equipment, net	11,699	12,166
Other assets	1	18
Total assets	$31,686	$35,025

Liabilities and Stockholders’ Equity
Current liabilities	$6,137	$8,554
Long-term debt, net of current portion	181	268
Total stockholders’ equity	25,368	26,203
Total liabilities and stockholders’ equity	$31,686	$35,025

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2024.

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